Exhibit 2.2

TORM plc publishes prospectus and exchange offer document to facilitate a corporate reorganization of the TORM Group

This announcement does not constitute an offering circular or prospectus in connection with an offering of securities of TORM plc. Investors must neither accept any offer for, nor acquire or subscribe for, any securities to which this document refers, unless they do so on the basis of the information contained in the prospectus made available by TORM plc in those jurisdictions where an offer may be made (if an offer is made). This announcement does not constitute an offer to sell or the solicitation of an offer to buy or subscribe for, any securities and cannot be relied on for any investment contract or decision.

Notice to U.S. Shareholders: The offer described in this announcement is for the securities of a non-U.S. company. The offer is subject to disclosure requirements of a country that are different from those of the United States. It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in a foreign country and some or all of its officers and directors are residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court's judgment. You should be aware that the offeror may purchase securities otherwise than under the offer, such as in open market or privately negotiated purchases.

Today, TORM plc publishes a prospectus (the "Prospectus") and an exchange offer document (the "Exchange Offer Document") in order to facilitate a new corporate structure of the TORM Group (the "Corporate Reorganization"). The Corporate Reorganization involves insertion of a UK parent company, TORM plc, as described in TORM A/S' company announcement no. 5 of 8 March 2016.
TORM's commercial and technical activities will continue to be managed out of TORM A/S' Copenhagen office, while certain corporate and administrative functions will be undertaken by TORM plc and a new UK office.
The purpose of the Corporate Reorganization is to improve the marketability of the TORM Group, to attract a broader and more diversified international investor base and to facilitate a possible dual listing in the US. TORM plc believes a new UK holding company structure should assist in this, as the UK legal system, corporate governance structure and tax regime, in combination, is more familiar and beneficial for TORM's investor base going forward.
The Corporate Reorganization is recommended and supported by a unanimous Board in TORM A/S.
The Exchange Offer
For the purpose of the Corporate Reorganization, TORM plc, a wholly owned subsidiary of TORM A/S' majority shareholder OCM Njord Holdings S.à r.l., today submits an offer to all TORM A/S' shareholders to exchange their TORM A/S shares for TORM plc shares with substantially the same rights on a one-for-one basis (the "Exchange Offer"). As part of the Exchange Offer, all warrant holders in TORM A/S may elect to receive warrants with substantially equivalent terms in TORM plc on a one-for-one basis in exchange for the transfer of their existing warrants to TORM A/S.
As further described in the Exchange Offer Document, the offer period will commence today and is expected to close on 14 April 2016 at 4:00 p.m. (CET). However, the offer period may be extended or shortened by publication of an announcement by TORM plc to this effect.
The Exchange Offer is subject to certain conditions being satisfied or waived as described in the Exchange Offer Document.

Announcement no. 1 / 21 March 2016	TORM plc publishes prospectus and exchange offer document to facilitate a corporate reorganization of the TORM Group	Page 1 of 3

In preparation of the Exchange Offer, TORM plc has obtained binding undertakings to accept the Exchange Offer from certain TORM A/S shareholders and warrant holders in respect of all the TORM A/S A shares and TORM A/S warrants which they hold at the time they accept the Exchange Offer. These undertakings represent 81% of the TORM A/S A shares and 70% of the TORM A/S warrants.
Upon completion of the Exchange Offer, the A shares of TORM plc are expected to be admitted to trading and official listing on Nasdaq Copenhagen A/S under ISIN GB00BZ3CNK81. Subject to the TORM A/S shares being tendered in the Exchange Offer represent more than 90% of TORM A/S' outstanding share capital on a fully diluted basis and excluding treasury shares held by TORM A/S, TORM plc intents to carry out a squeeze-out of any remaining minority shareholders of TORM A/S and delist the A shares in TORM A/S from Nasdaq Copenhagen A/S.
TORM plc expects to announce the result of the Exchange Offer on 15 April 2016, unless the offer period is extended or shortened. TORM plc shares to be issued pursuant to the Exchange Offer are expected to be settled within two Danish business days after the result of the Exchange Offer has been announced. Accordingly, settlement of the Exchange Offer is expected to take place on 19 April 2016. This date may change if the offer period is extended or shortened. The TORM plc warrants to be issued pursuant to the Exchange Offer are expected to be settled on or around the same time as settlement of the TORM plc shares.
The Prospectus
The Prospectus is published in order (i) to facilitate the issue of A shares of TORM plc being offered pursuant to the Exchange Offer, (ii) to have A shares of TORM plc being issued pursuant to the Exchange Offer (and any squeeze-out) admitted to trading and official listing on Nasdaq Copenhagen A/S and (iii) to facilitate a squeeze-out of all remaining TORM A/S shareholders following closing of the Exchange Offer with a subsequent delisting of TORM A/S A shares from Nasdaq Copenhagen A/S.
The Prospectus has been approved by the Financial Conduct Authority in the United Kingdom and validly passported into Denmark in accordance with the procedure presented by Executive Order no. 1257 of 6 November 2015 and Directive 2003/71/EU of 4 November 2003.
Accepting the Exchange Offer
Holders of TORM A/S A shares wishing to tender their shares in the Exchange Offer must complete the acceptance form attached to the Exchange Offer Document (Appendix 1) and contact their own custodian bank requesting it to communicate their acceptance of the Exchange Offer to Danske Bank A/S, Corporate Actions (as settlement agent), before the offer period closes on Thursday 14 April 2016 at 4:00 p.m. CET.
As further described therein, subject to certain restrictions, the Prospectus, the Exchange Offer Document, the Articles of Association of TORM plc, the warrant terms of TORM plc and certain other documents, may be obtained from or inspected at TORM A/S' registered office in Denmark or on the website of TORM plc (www.torm-plc.com) and/or TORM A/S (www.torm.com).

Announcement no. 1 / 21 March 2016	TORM plc publishes prospectus and exchange offer document to facilitate a corporate reorganization of the TORM Group	Page 2 of 3

CONTACT	TORM plc
Jacob Melgaard, Executive Director, tel.: +45 3917 9200	27 Old Gloucester Street London WC1N 3AX, United Kingdom Tel.: +45 3917 9200 / Fax: +45 3917 9393 www.torm-plc.com

ABOUT TORM plc
TORM plc was incorporated for the purpose of making an Exchange Offer to the shareholders of TORM A/S. Following the closing of the Exchange Offer, TORM plc will become the parent company of TORM A/S and thereby continue the business carried out by the TORM Group today. Before closing of the Exchange Offer, TORM plc is a wholly owned subsidiary of TORM A/S' majority shareholder OCM Njord Holdings S.à r.l.

TORM A/S is one of the world's leading carriers of refined oil products. The Company operates a fleet of approximately 80 modern vessels with a strong commitment to safety, environmental responsibility and customer service. TORM was founded in 1889. The Company conducts business worldwide and is headquartered in Copenhagen, Denmark. TORM's shares are listed on Nasdaq Copenhagen (ticker: TORM A). For further information, please visit www.torm.com.

SAFE HARBOR STATEMENTS AS TO THE FUTURE
Matters discussed in this release may constitute forward-looking statements. Forward-looking statements reflect our current views with respect to future events and financial performance and may include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and statements other than statements of historical facts. The words "believe," "anticipate," "intend," "estimate," "forecast," "project," "plan," "potential," "may," "should," "expect," "pending" and similar expressions generally identify forward-looking statements.

The forward-looking statements in this release are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management's examination of historical operating trends, data contained in our records and other data available from third parties. Although the Company believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies that are difficult or impossible to predict and are beyond our control, the Company cannot guarantee that it will achieve or accomplish these expectations, beliefs or projections.

Important factors that, in our view, could cause actual results to differ materially from those discussed in the forward- looking statements include the strength of the world economy and currencies, changes in charter hire rates and vessel values, changes in demand for "ton miles" of oil carried by oil tankers, the effect of changes in OPEC's petroleum production levels and worldwide oil consumption and storage, changes in demand that may affect attitudes of time charterers to scheduled and unscheduled dry-docking, changes in TORM's operating expenses, including bunker prices, dry-docking and insurance costs, changes in the regulation of shipping operations, including requirements for double hull tankers or actions taken by regulatory authorities, potential liability from pending or future litigation, domestic and international political conditions, potential disruption of shipping routes due to accidents, political events or acts by terrorists.

In light of these risks and uncertainties, you should not place undue reliance on forward-looking statements contained in this release because they are statements about events that are not certain to occur as described or at all. These forward-looking statements are not guarantees of our future performance, and actual results and future developments may vary materially from those projected in the forward-looking statements.

Except to the extent required by applicable law or regulation, the Company undertakes no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

The Exchange Offer is being made in the United States in reliance on and in compliance with Rule 14d-1(c) under the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act"). The TORM plc securities will be issued pursuant to an exemption from registration provided by Rule 802 of the U.S. Securities Act of 1933, as amended (the "U.S. Securities Act"), which provides for an exemption for offerings in connection with an exchange offer for the securities of non-U.S. private issuers, such as TORM plc. TORM plc will furnish to the United States Securities and Exchange Commission (the "SEC") a Form CB with respect to the Exchange Offer. TORM plc is not required to, and does not plan to, prepare and file with the SEC a registration statement with respect to the Exchange Offer. The securities of TORM plc have not been and will not be registered under the U.S. Securities Act in connection with the Exchange Offer, or under the securities laws of any jurisdiction of the United States. The securities of TORM plc may not be offered, pledged, sold, resold, granted, delivered, allotted or otherwise transferred, as applicable, in the United States, except in transactions that are exempt from or not subject to the registration requirements of the U.S. Securities Act and in compliance with any applicable state securities laws. The Exchange Offer does not comprise an offer or placement of TORM plc securities in the United States. Neither the SEC nor any U.S. state securities commission has approved or disapproved of the TORM plc securities offered in connection with the Exchange Offer, or determined if this announcement or the other documents related to the Exchange Offer are accurate or complete.  Any representation to the contrary is a criminal offence.

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